SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                AMENDMENT NO. 1

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 21, 1996

                       CADMUS COMMUNICATIONS CORPORATION

               (Exact Name of Registrant as Specified in Charter)

                                    VIRGINIA
                          (State or Other Jurisdiction
                               of Incorporation)

                                    0-12954
                                  (Commission
                                  File Number)

                                   54-1274108
                                (I.R.S. Employer
                              Identification No.)

                       6620 WEST BROAD STREET, SUITE 240
                            RICHMOND, VIRGINIA 23230
                    (Address of Principal Executive Offices)

               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE
                                 (804) 287-5680

                       6620 WEST BROAD STREET, SUITE 200
                            RICHMOND, VIRGINIA 23230
         (Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits.

The following financial statements and pro forma financial information omitted from the Form 8-K dated June 5, 1996 (May 21, 1996, date of earliest event reported) in reliance upon Item 7(a)(4) and 7(b)(2) of Form 8-K are filed herewith.

        (a) Consolidated Financial Statements of Lancaster Press, Inc. and Subsidiary

                  Report of Independent Public Accountants
                  Consolidated Balance Sheets - As of March 31, 1996 and 1995

                  Consolidated Statements of Operations - For each of the three years in the period ended March 31, 1996

                  Consolidated Statements of Stockholders' Equity (Deficit) -
                     For each of the three years in the period ended March 31, 1996

                  Consolidated Statements of Cash Flows - For each of the three years in the period ended March 31, 1996

                  Notes to Consolidated Financial Statements

        (b) Pro Forma Consolidated Financial Statements of Cadmus Communications Corporation and Subsidiaries

                  Pro Forma Consolidated Balance Sheet - As of March 31, 1996 Pro Forma Consolidated Statement of Income - For the Nine Months Ended March 31, 1996 Pro Forma Consolidated Statement of Income - For the Year Ended June 30, 1995
                  Notes to Pro Forma Consolidated Financial Statements

        (c) Exhibit

            23.1 Consent of Independent Public Accountants

                      LANCASTER PRESS, INC. AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF MARCH 31, 1996
                         TOGETHER WITH AUDITORS' REPORT

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Lancaster Press, Inc.:

We have audited the accompanying consolidated balance sheets of Lancaster Press, Inc. (a Delaware corporation) and subsidiary as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lancaster Press, Inc. and subsidiary as of March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

Lancaster, Pa.,
 May 24, 1996

                      LANCASTER PRESS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS


                                                                           March 31,              March 31,
                     ASSETS                                                   1996                   1995
                     ------                                           -------------------       -------------
CURRENT ASSETS:
   Cash and cash equivalents                                          $      1,530,057       $        574,682
   Accounts receivable, net of allowance for doubtful accounts of
      $306,619 and $381,777                                                  9,411,027              8,422,898
   Inventories                                                               5,816,784              5,583,774
   Prepaid expenses                                                            464,791                355,731
   Deferred income taxes                                                       661,366                653,302
                                                                    ------------------     ------------------
             Total current assets                                           17,884,025             15,590,387
                                                                    ------------------     ------------------
PROPERTY, PLANT AND EQUIPMENT:
      Land and buildings                                                     8,124,330              8,570,648
      Machinery and equipment                                               21,057,924             19,691,337
                                                                    ------------------     ------------------
                                                                            29,182,254             28,261,985

      Less-Accumulated depreciation                                        (10,490,344)            (9,561,034)
                                                                    ------------------     ------------------
             Net property, plant and equipment                              18,691,910             18,700,951
                                                                    ------------------     ------------------

DEFERRED DEBT ISSUANCE COSTS                                                   102,417                153,947
                                                                    ------------------     ------------------

GOODWILL, net of accumulated amortization of $5,687,306 and
   $4,997,125                                                               14,907,380             15,562,561
                                                                    ------------------     ------------------

PENSION ASSET                                                                  252,993                     --
                                                                    ------------------     ------------------
OTHER                                                                           40,550                 40,550
                                                                    ------------------     ------------------

                                                                      $     51,879,275       $     50,048,396
                                                                      ================       ================


    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Current portion of long-term debt                                  $      2,633,286       $      2,597,134
   Accounts payable                                                          3,802,683              1,390,692
   Accrued expenses                                                          3,154,891              2,854,686
   Accrued income taxes                                                         41,171                378,077
                                                                    ------------------     ------------------
             Total current liabilities                                       9,632,031              7,220,589
                                                                    ------------------     ------------------

LONG-TERM DEBT                                                              38,603,882             41,125,427
                                                                    ------------------     ------------------
DEFERRED INCOME TAXES                                                        2,419,647              2,075,876
                                                                    ------------------     ------------------

ACCRUED PENSION COST                                                           240,660                 74,857
                                                                    ------------------     ------------------
COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)


STOCKHOLDERS' EQUITY (DEFICIT):
   Class A Common stock, $.01 par value, 490,000
     shares authorized and 251,400 shares issued
     and outstanding                                                             2,514                  2,514
   Class B Common stock, $.01 par value, 775,000
   shares authorized and 773,245 shares issued
   and outstanding                                                               7,732                  7,732
   Additional paid-in capital                                                3,602,533              3,602,533
   Less - Acquisition cost in excess of predecessor basis                   (4,666,806)            (4,666,806)
   Retained earnings                                                         2,038,121                605,674
   Less - Treasury stock                                                        (1,039)                    --

             Total stockholders' equity (deficit)                              983,055               (448,353)
                                                                    ------------------     ------------------

                                                                      $     51,879,275       $     50,048,396
                                                                      ================       ================

The accompanying notes are an integral part of these statements.

                      LANCASTER PRESS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     For the Year Ended March 31,
                                                                          1996                   1995                    1994
NET SALES                                                          $     58,256,486       $     52,882,014        $     48,772,309
                                                                   ----------------       ----------------        ----------------

COSTS AND EXPENSES:
   Cost of sales, excluding depreciation                                 42,445,923             36,279,498              32,530,760
   Selling, general and administrative                                    6,164,635              6,591,924               6,005,083
   Depreciation                                                           2,264,507              1,739,156               1,608,191
   Interest, net of interest income of $57,851, $152,121 and
      $127,934                                                            3,945,706              4,588,070               6,045,438
   Goodwill amortization                                                    690,180                685,320                 685,320
                                                                 ------------------     ------------------      ------------------

                                                                         55,510,951             49,883,968              46,874,792
                                                                 ------------------     ------------------      ------------------
             Income before income taxes and extraordinary item            2,745,535              2,998,046               1,897,517

INCOME TAXES                                                              1,313,088              1,566,211               1,390,194
                                                                 ------------------     ------------------      ------------------

             Income before extraordinary item                             1,432,447              1,431,835                 507,323

EXTRAORDINARY LOSS FROM DEBT RESTRUCTURING, NET OF INCOME TAX
BENEFIT OF $514,000                                                         --                   1,380,117                  --
                                                                   ----------------       ----------------        ----------------
NET INCOME                                                         $      1,432,447       $         51,718        $        507,323
                                                                   ================       ================        ================


The accompanying notes are an integral part of these statements.

                      LANCASTER PRESS, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                              Acquisition
                                                                                Cost in
                                               Class A   Class B  Additional   Excess of
                                               Common    Common    Paid-In    Predecessor    Retained    Treasury
                                               Stock     Stock     Capital       Basis       Earnings     Stock       Total
                                               ------    ------  ----------   ------------  ----------   --------  ------------
BALANCE AT MARCH 31, 1993                      $2,503    $7,000  $2,932,052   $(4,666,806)  $   46,633   $   --    $(1,678,618)
           Net income                             --        --          --            --       507,323       --        507,323
                                               ------    ------  ----------   -----------   ----------   -------   -----------
BALANCE AT MARCH 31, 1994                       2,503     7,000   2,932,052    (4,666,806)     553,956       --     (1,171,295)
                                                                                                             --
           Exercise of stock options                1       --          791           --           --        --            792
           Issuance of Common stock                10       732     669,690           --           --        --        670,432
           Net income                             --        --          --            --        51,718       --         51,718
                                               ------    ------  ----------   -----------   ----------   -------   -----------

BALANCE AT MARCH 31, 1995                       2,514     7,732   3,602,533    (4,666,806)     605,674       --       (448,353)
           Purchase of 100 shares of Class A
             Common stock at $10.39 per share     --        --          --            --           --     (1,039)       (1,039)
           Net income                             --        --          --            --     1,432,447       --      1,432,447
                                               ------    ------  ----------   -----------   ----------   -------   -----------

BALANCE AT MARCH 31, 1996                      $2,514    $7,732  $3,602,533   $(4,666,806)  $2,038,121   $(1,039)  $   983,055
                                               ======    ======  ==========   ===========   ==========   =======   ===========

The accompanying notes are an integral part of these statements.

                      LANCASTER PRESS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    For the Year Ended March 31,
                                                                 -----------------------------------------------------------------
                                                                          1996                   1995                    1994
                                                                 -------------------    -------------------     ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                   $      1,432,447       $         51,718        $        507,323
      Adjustments to reconcile net income to net cash
        provided by operating activities-
           Depreciation                                                   2,264,507              1,739,156               1,608,191
           Amortization                                                     790,103                936,404               1,039,656
           Provision for doubtful accounts                                  --                      75,000                 100,000
           Inventory valuation reserve                                       50,000                --                      --
           (Gain) loss on sale of property, plant and
             equipment                                                        6,190                --                      (69,961)
           Deferred income tax (benefit) provision                          335,707               (102,944)                --
           Write-off of deferred financing costs and original
             issue discount                                                 --                   1,223,685                 480,140
           Noncash debt refinancing charge                                  --                     670,432                 --
           (Increase) decrease in assets-
             Accounts receivable                                           (988,129)            (1,959,633)                900,466
             Inventories                                                   (283,010)              (971,567)               (178,994)
             Prepaid expenses and other assets                             (121,393)               200,123                (297,602)
           Increase (decrease) in liabilities-
             Accounts payable                                             2,411,991                 90,545                (308,348)
             Accrued expenses                                               300,205                237,857                 685,501
             Accrued income taxes                                          (336,906)               108,331                 198,219
             Accrued pension cost                                           (74,857)               (48,332)                (40,085)
                                                                 ------------------     ------------------      ------------------
                  Net cash provided by operating activities               5,786,855              2,250,775               4,624,506
                                                                 ------------------     ------------------      ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from sale of property, plant and equipment                   191,400                 27,906                 221,452
      Capital expenditures                                               (2,413,056)            (6,141,497)               (877,585)
      Cash paid for acquisition                                             (75,000)               --                      --
                                                                 ------------------     ------------------      -------------
                  Net cash used in investing activities                  (2,296,656)            (6,113,591)               (656,133)
                                                                 ------------------     ------------------      ------------------

                                   (Continued)

                      LANCASTER PRESS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Continued)

                                                                                    For the Year Ended March 31,
                                                                 -----------------------------------------------------------------
                                                                          1996                   1995                    1994
                                                                 -------------------    -------------------     ------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Principal payments on debt                                   $     (2,613,917)      $     (4,580,855)       $     (2,195,475)
      Proceeds from issuance of long-term debt                               80,132              4,624,083                  --
      Deferred financing costs                                               --                    (32,132)                 --
      Stock options exercised                                                --                        792                  --
      Purchase of Common stock                                               (1,039)               --                       --

                   Net cash provided by (used in) financing
                     activities                                          (2,534,824)                11,888              (2,195,475)
                                                                 -------------------    ------------------      ------------------
                   Net (decrease) increase in cash and cash
                     equivalents                                            955,375             (3,850,928)              1,772,898

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                574,682              4,425,610               2,652,712
                                                                 ------------------     ------------------      ------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                             $      1,530,057       $        574,682        $      4,425,610
                                                                   ================       ================        ================

SUPPLEMENTAL DISCLOSURES:

CASH PAID DURING THE YEAR FOR:
   Interest                                                         $     3,954,842        $     4,755,287        $      5,903,058
                                                                    ===============        ===============        ================
   Income taxes                                                     $     1,328,202        $     1,042,500        $      1,191,975
                                                                    ===============        ===============        ================

The accompanying notes are an integral part of these statements.

                      LANCASTER PRESS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1996

1.    BACKGROUND:

Lancaster Press, Inc. and subsidiary (the Company) is a specialized printer of scientific, medical and technical journals. Through Tapsco, Inc., a wholly owned subsidiary, the Company operates a composition business, which also includes electronic document production. The Company's market is primarily in the Northeastern United States.

On May 21, 1996, the Company entered into a Stock Purchase Agreement (the Agreement) with Cadmus Communications Corporation. The Agreement provides for the purchase of all of the stock of the Company and the cancellation of all outstanding options and warrants. Additionally, the Agreement provides for the repayment of the senior and senior subordinated notes, as well as the equipment financing notes (see Note 4). The purchase price, which includes the repayment of debt, is approximately $57 million, subject to adjustment based on the working capital determined as of the closing of the transaction. This transaction will be accounted for as a purchase business combination.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany transactions and accounts have been eliminated in consolidation.

Major Customers

For fiscal 1996, the Company's three largest customers accounted for 14%, 12% and 10% of consolidated net sales. These same three customers accounted for 12%, 13% and 12%, respectively, in fiscal 1995 and 12%, 14% and 11%, respectively, in fiscal 1994 of consolidated net sales. Additionally, one other customer accounted for 10% of fiscal 1994 consolidated net sales. As of March 31, 1996, the Company had accounts receivable from these customers of $1,608,507, $751,793 and $723,036, respectively.

Revenue Recognition

All of the Company's products are produced to customer specifications. Revenue is recognized when the product has been shipped or electronically transferred to the customer.

Inventories

Inventories are stated at the lower of cost, on a first-in, first-out (FIFO) basis, or market. Inventories consist of the following:

                                             March 31,
                                     1996                   1995

Raw materials                  $    2,743,955         $    2,856,869
Work-in-process                     3,072,829              2,726,905
                           ------------------     ------------------

                               $    5,816,784         $    5,583,774
                               ==============         ==============

Cash and Cash Equivalents

The Company's cash management system provides for the short-term investment of cash and the transfer or deposit of sufficient funds to cover checks as they are submitted for payment. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market funds.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of ten to thirty years for buildings and three to ten years for machinery and equipment.

When assets are retired or sold, the asset cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in the results from operations. The cost of maintenance and repairs is charged to operating expense as incurred and the cost of major replacements and significant improvements are capitalized. Interest expense related to and incurred during the construction period of buildings and machinery and equipment is capitalized as part of the cost of such assets and depreciated over the estimated useful life of the asset. Interest of $117,977 was capitalized in 1995. No interest was capitalized in 1996 or 1994.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted statutory tax rates. Deferred income tax expenses or credits are based on the changes in the deferred tax asset or liability from period to period.

Deferred Debt Issuance Costs/Debt Discount

Debt issuance costs and debt discount are amortized on a straight-line and interest method, respectively, over the term of the related debt agreements.

Goodwill

Goodwill of approximately $20,595,000 is being amortized on a straight-line basis primarily over 30 years (see Note 9). The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful lives of the asset should be revised or that the remaining balance of such asset may not be recoverable. As of March 31, 1996, the Company believes that no revisions of the remaining useful lives or write-downs of the asset are required.

Management's Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made in the prior year financial statements to conform with the current year presentation.

3.  ACCRUED EXPENSES:

Accrued expenses consist of the following:

                                                     March 31,
                                                1996           1995
                                          --------------   --------------
Accrued compensation and related costs       $1,857,475     $1,661,577
Accrued customer discounts                      667,934        618,886
Other                                           629,482        574,223
                                             ----------     ----------
                                             $3,154,891     $2,854,686
                                            ===========     ==========

4.  DEBT:

                                                      March 31,
                                               1996               1995
$20,482,761 senior note due 1997
  (less unamortized discount of
   $84,951 and $133,343)                    $11,397,810       $13,349,418

$22,757,239 senior subordinated
  notes due 2000                             22,757,239        22,757,239

Equipment financing notes due
  through 2005                                4,109,657         4,470,940

Mortgage payable                              2,725,338         2,746,536

Obligation under capital lease                  247,124           398,428
                                         --------------      -------------
                                             41,237,168        43,722,561
Less-Current portion                         (2,633,286)       (2,597,134)
                                         --------------      ------------

                                            $38,603,882       $41,125,427
                                       ================      =============

The $20,482,761 senior note, $9,000,000 of which has been repaid through March 31, 1996, was issued on December 15, 1987 and bears interest, due quarterly, at 10.5% per year. The note is unsecured and requires a principal payment of $2,000,000 on March 31, 1997, with the remaining unpaid balance due on the last business day of December 1997. Interest expense and amortization of the debt discount were $1,439,285 and $48,392 in 1996, $1,648,269 and $42,278 in 1995 and
$1,861,186 and $48,163 in 1994, respectively. This note is senior in rights to the other notes.

On December 15, 1987, the Company also issued two senior subordinated notes totaling $22,757,239. These notes are subordinate and junior in right of payment (as defined in the note agreement) to the senior note. Effective August 15, 1994, the Company entered into a refinancing agreement with the original debt holders, under which these notes were canceled and new notes were issued totaling $22,757,239. Interest is due quarterly, with the interest rate reduced from 14% per year to 8% per year through August 14, 1996, and 10% per year thereafter. The principal repayment date was extended from December 1998 to December 2000. In connection with the refinancing, the Company issued 73,245 shares of Class B Common stock (with an estimated value of $661,402) to the holders of the senior subordinated notes and 1,000 shares of Class A Common stock (with an estimated value of $9,030) to a key employee. Furthermore, in conjunction with the refinancing, the remaining unamortized debt discount and debt issuance cost of $1,006,340 and $217,345, respectively, were written off as of the transaction date. These costs, along with the value of the Common stock issued, were recorded as an extraordinary loss of $1,894,117, net of the applicable income tax benefit of $514,000, in the accompanying financial statements. Interest expense was $1,850,922 in 1996, $2,366,212 in 1995 and $85,000 in 1994. Amortization of the debt discount was $3,230,263 in 1995 and $223,048 in 1994.

On November 14, 1991, the Company issued an aggregate of $1,300,000 in junior subordinated notes that had an original due date of November 15, 1996. These notes were issued to the holders of the senior subordinated notes. As part of the senior subordinated notes refinancing agreement, these notes, along with all accumulated interest totaling $1,240,515, were paid in full on September 30, 1994. The notes bore interest at a fixed rate of 14% plus contingent interest at a rate of 10%. The Company had the option to issue a note for the interest or to pay it in cash. Total interest expense was $285,363 and $480,140, respectively, for the years ended March 31, 1995 and 1994 and the Company issued notes for the 1994 interest.

The senior and senior subordinated notes are held by the Company's Class B stockholders, and each of the notes issued provides for a premium to be paid upon prepayment of the notes, as defined. In addition, the Acquisition Financing Agreement, under which these notes were issued, requires, among other things, that the Company maintain a specified current ratio and interest coverage ratio, as well as a specified level of working capital and consolidated net worth. Furthermore, the Acquisition Financing Agreement imposes, among other things, restrictions with respect to additional indebtedness, guarantees, liens, investments, distributions, equity transactions and capital expenditures.

On September 30, 1994, the Company entered into a Loan and Security Agreement, under which the Company has the right to issue up to four notes in an aggregate principal amount not to exceed $5,000,000. As of March 31, 1996, the Company had issued four notes totaling $4,704,215. Each note bears interest at LIBOR plus 2.40%, and is payable in 40 quarterly installments with the final payment under these notes due March 30, 2005. These notes are secured by the related equipment with a net book value of $4,720,070 at March 31, 1996. The Loan and Security Agreement restricts the Company from making any prepayments on the senior subordinated debt. Furthermore, upon scheduled repayment of the senior subordinated debt in 2000, the Loan and Security Agreement requires either prepayment of the notes, or the granting of additional collateral, as well as the maintenance of specified cash flow ratio levels. Total interest expense was $350,899 and $27,840 for the years ended March 31, 1996 and 1995, respectively.

On February 24, 1992, the Company issued a $2,800,000 mortgage note for the purchase of a building. The mortgage note bears interest at 10% and requires annual payments of principal and interest of $294,864 with a balloon payment of $2,549,591 due on January 24, 2002. The mortgage note is subordinate in right of payment to all other debt and is secured by the related land and building with a net book value of $3,680,451 at March 31, 1996. Interest expense was $273,666, $275,670 and $277,489 for the years ended March 31, 1996, 1995 and 1994, respectively.

Annual principal payments, net of unamortized discount at March 31, 1996, required under all agreements are as follows:

Fiscal Year                                                     Amount
1997                                                     $      2,633,286
1998                                                           10,002,964
1999                                                              498,946
2000                                                              501,933
2001                                                           23,262,472
2002 and thereafter                                             4,337,567
                                                                ---------
                                                         $     41,237,168
                                                               ==========
Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the Company believes that the carrying amount of debt at March 31, 1996 approximates fair value.

5.  STOCKHOLDERS' EQUITY (DEFICIT):

Common Stock

At March 31, 1996, the Company had 251,400 shares of Class A Common stock and 773,245 shares of Class B Common stock outstanding. Both classes of Common stock have identical rights and privileges, except that the Class B shareholders are entitled to elect one more director than the number elected by the Class A shareholders.

The Company entered into a Shareholders' Agreement with the holders of the Class A Common stock under which the Company has the right of first refusal in the event a shareholder offers to sell or in any manner dispose of the stock. If the Company does not exercise that right, existing shareholders can acquire the shares based on the terms of the Shareholders' Agreement. The purchase price will be at either cost, book value or fair market value, as defined, based on the date and reason for the disposition of the stock. The Shareholders' Agreement is in effect until the earlier of the sale of at least two-thirds of all classes of the Company's Common stock or an underwritten public offering of a specified size, as defined in the Shareholders' Agreement. See Note 1 regarding the sale of the Company's stock to Cadmus Communications Corporation.

During 1995, the Company increased the number of shares of Class A Common stock authorized and Class B Common stock authorized by 33,648 and 75,000 shares, respectively.

Common Stock Options

The Company has granted options to purchase shares of Class A Common stock to certain officers. Information relative to the Company's stock option activity is as follows:

                                                              Option Price
                                           Options            (Per Share)

Balance as of March 31, 1993                61,700            $5.13 - $7.92
                Granted                        --                     --
              Exercised                        --                     --
             Terminated                        --                      --
                                            ------            -------------
Balance as of March 31, 1994                61,700            $5.13 - $7.92
                Granted                     16,000            $5.13 - $9.03
              Exercised                       (100)                   $7.92
               Terminated                       --                       --
                                            ------            -------------
Balance as of March 31, 1995                77,600            $5.13 - $9.03
                Granted                        --                     --
              Exercised                        --                     --
             Terminated                     (9,900)           $5.13 - $9.03
                                            ------            -------------
Balance as of March 31, 1996                67,700            $5.13 - $9.03
                                            ======            =============
Options exercisable as of March 31, 1996    59,450
                                            ======

Of the 16,000 options granted in 1995, 7,789 options were issued to existing option holders as part of the refinancing of the senior subordinated debt discussed in Note 4. Subsequent to March 31, 1996, options to purchase 24,000 shares of Class A Common stock were granted. In connection with the May 21, 1996 transaction with Cadmus Communications Corporation, all of the outstanding options became fully vested and were purchased by the Company from the option holders at that date for approximately $419,000.

Common Stock Warrants

The Company granted warrants to an affiliate of the Class B Common stockholders to purchase 32,944 shares of Class A Common stock at $7.09 per share. In connection with the May 21, 1996 transaction with Cadmus Communications Corporation, these warrants were purchased by the Company from the warrant holders for approximately $127,000.

6.  EMPLOYEE BENEFIT PLANS:

The Company has several pension plans that cover substantially all employees. Certain union employees are covered by a union-sponsored, multiemployer pension plan. Contributions made to the multiemployer pension plan are determined in accordance with the provisions of a negotiated labor contract and are generally based on the number of employees and shifts worked. At March 31, 1996, no withdrawal liability existed.

Other union employees are covered by a noncontributory defined benefit pension plan. Employees with 5 or more years of service are entitled to annual pension benefits, beginning at the normal retirement age of 65, equal to $139.92 per year multiplied by the number of years of credited service. The Company's funding policy is to contribute annually $3.60 times each qualified shift worked. The plan's assets are invested in mutual funds and money market accounts.

The following table sets forth the plan's funded status:

                                                                                     March 31,
                                                                             1996                     1995
Actuarial present value of benefit obligations-
      Vested benefits                                                  $      1,955,467         $    1,755,514
      Nonvested benefits                                                          4,766                  4,156
                                                                   --------------------     ------------------
Accumulated benefit obligation                                         $      1,960,233         $    1,759,670
                                                                       ================         ==============
Projected benefit obligation                                           $      1,960,233         $    1,759,670
Plan assets at fair value                                                     1,719,573              1,449,770
                                                                   --------------------     ------------------
Projected benefit obligation in excess of
   plan assets                                                                 (240,660)              (309,900)
Unrecognized net gain                                                           (29,618)               (74,922)
Unrecognized prior service cost                                                 114,197                120,499
Unrecognized net obligation at date of
   initial application                                                          168,414                189,466
                                                                   --------------------     ------------------
Net prepaid (accrued) pension cost                                     $         12,333         $      (74,857)
                                                                       ================         ==============

Net pension cost included the following components:

                                                                 For the Year Ended March 31,
                                             -----------------------------------------------------------------
                                                        1996                    1995                   1994
                                             -------------------     -------------------    ------------------
Service cost-benefits earned during the
   period                                          $     31,595            $     41,390           $     40,587
Interest cost on projected benefit
   obligation                                           134,650                 130,486                125,234
Actual return on plan assets                           (219,646)               (111,204)                 5,542
Net amortization and deferral                           129,032                  33,337                (80,706)
                                             ------------------      ------------------     ------------------
Net periodic pension cost                          $     75,631            $     94,009           $     90,657
                                                   ============            ============           ============

The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25%, 8.0% and 7.25% in 1996, 1995 and 1994, respectively. The expected long-term rate of return on assets was 8.0% for 1996, 1995 and 1994.

Nonunion employees of the Company are covered under a noncontributory defined contribution pension plan. Annual contributions to the plan are based on a percentage of earnings. The Company also maintains a contributory defined contribution plan covering certain employees whereby the Company will match employee contributions up to 6% of annual compensation. Total pension expense for all of the above plans amounted to $705,734, $678,298 and $613,676 for the years ended March 31, 1996, 1995 and 1994, respectively.

The Company has an employee incentive bonus plan. Under this plan, certain employees receive bonuses based on percentages of target profits and base compensation.

7.  COMMITMENTS AND CONTINGENCIES:

The Company has entered into employment contracts with certain key employees that require aggregate annual base salary payments of approximately $530,000. In addition, the contracts provide for bonuses based on percentages of target profits, as defined.

The Company entered into a consulting services agreement with an affiliate of the Class B Common stockholders and debt holders effective January 1, 1992. The agreement requires payment of $80,000 per year.

The Company leases outside warehouse facilities for storing back issues of journals and paper. Rent expense under these noncancellable operating leases was $259,791, $159,865 and $98,403 for the years ended March 31, 1996, 1995 and
1994, respectively. Minimum future rental commitments under these noncancellable operating leases are $200,252 in 1997, $107,580 in 1998, $107,580 in 1999,
$107,580 in 2000 and $62,801 in 2001.

The Company is involved in various claims arising in the ordinary course of business. In the opinion of management, the outcome of these claims will not have a materially adverse effect on the Company's financial position or results of operations.

8.  INCOME TAXES:

The provision for income taxes consists of the following:

                                     For the Year Ended March 31,
                          ------------------------------------------------
                             1996                1995              1994
                          ----------      --------------     --------------
Current tax expense-
   Federal                $  806,708          $  901,717         $1,012,926
   State                     170,673             253,438            377,268
                          ----------      --------------     --------------
                             977,381           1,155,155          1,390,194

Deferred tax provision
   (benefit)                 335,707            (102,944)               --
                          ----------      --------------     -------------
                          $1,313,088          $1,052,211         $1,390,194
                          ==========          ==========         ==========

The high effective tax rates are due to the effect of accounting for the acquisition of the Company in 1987. For financial reporting purposes, the purchase price has been allocated based on an estimate of the fair value of the assets acquired and liabilities assumed. A step-up in basis was not recorded for income tax purposes and, as such, deferred income taxes of approximately $2,699,000 were recorded as of the date of the acquisition for the differences in the financial reporting and tax basis of assets and liabilities. The amortization of the excess of the fair value over the value of the net assets acquired (goodwill) is not deductible for tax purposes.

Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred taxes are comprised of the following:

                                                       March 31,
                                                  1996           1995
                                              -----------    -----------

Gross current deferred tax assets             $ (661,366)    $ (653,302)

Gross noncurrent deferred tax assets            (261,873)      (411,698)

Gross noncurrent deferred tax liabilities      2,681,520      2,487,574

Total noncurrent deferred taxes                2,419,647      2,075,876
                                              ------------   -----------

Net deferred tax liability                    $1,758,281     $1,422,574
                                              ============   ===========

The Company did not record any valuation allowances against deferred tax assets at March 31, 1996 or 1995.

The tax effect of significant temporary differences representing deferred tax (assets) and liabilities are as follows:

                                  March 31,
                           1996              1995
                       -----------        -----------

Depreciation           $2,017,370         $2,487,574
Receivable reserve       (122,648)          (152,711)
Inventory                (138,768)          (173,668)
Vacation                 (278,869)          (307,524)
Debt discount            (255,384)          (346,389)
Other, net                536,580            (84,708)
                       ----------         ----------
                       $1,758,281         $1,422,574
                       ==========         ==========
9. ACQUISITION:

On May 1, 1995, the Company purchased substantially all of the operating assets of Fourth Mesa, Inc., a Maryland corporation, which were used in the seller's electronic publishing consultation business. This transaction was accounted for as a purchase. The purchase price was $140,000, of which $75,000 was paid in fiscal 1996 and the remaining amount is due in fiscal 1997. The results of the acquired business have been included in the consolidated financial statements from the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired (goodwill), is $35,000 and is being amortized over three years on a straight-line basis. As this transaction is immaterial to the Company, no pro forma information is presented. The following table displays the net non-cash assets that were consolidated as a result of this transaction:

Non-cash assets:
      Property and equipment                           $   40,000
      Goodwill                                             35,000
                                                       ----------
      Net non-cash assets acquired and cash paid       $   75,000
                                                       ==========

                             Cadmus Communications Corporation and Subsidiaries
                                Pro Forma Consolidated Financial Statements

                                                (Unaudited)

The following unaudited pro forma consolidated balance sheet (the "Balance Sheet") as of March 31, 1996, and the pro forma consolidated statements of income for the nine months ended March 31, 1996 and for the year ended June 30, 1995 (the "Statements of Income"), give effect to the acquisition by Cadmus Journal Services, Inc., a wholly-owned subsidiary of Cadmus Communications Corporation ("Cadmus" or the "Company"), of all the outstanding stock of Lancaster Press, Inc. ("Lancaster"), on May 21, 1996, for total consideration, including transaction costs, of approximately $58.7 million. The acquisition has been accounted for using the purchase method of accounting.

The Balance Sheet presents the financial position of the Company and Lancaster as of March 31, 1996, assuming that the acquisition occurred as of that date. The Statements of Income have been prepared assuming the acquisition occurred as of the beginning of the periods presented.

The unaudited pro forma consolidated financial statements are provided for informational purposes only, and are not necessarily indicative of the past or future results of operations or financial position of the Company that would have occurred had the acquisition been consummated on the respective dates assumed. The unaudited pro forma consolidated financial statements have been prepared on the basis of preliminary estimates of the fair value of the assets and liabilities acquired.

This information should be read in conjunction with the previously filed Form 8-K, dated June 5, 1996 (May 21, 1996, date of earliest event reported), the previously filed historical consolidated financial statements and accompanying notes of Cadmus, contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 1995, and in its fiscal 1996 Quarterly Reports on Form 10-Q, and in conjunction with the historical consolidated financial statements and accompanying notes of Lancaster Press, Inc., included elsewhere in this Form 8-K/A.

                           Cadmus Communications Corporation and Subsidiaries
                            Pro Forma Consolidated Balance Sheet (Unaudited)

                                          As of March 31, 1996

                                                             Historical                            Pro Forma
(In thousands)                          Cadmus               Lancaster          Adjustments        Pro Forma
ASSETS

Current assets

  Cash and cash equivalents               $   2,460        $   1,530       $                   $   3,990
  Accounts receivable, net                   69,106            9,411              (300)(a)        78,217
  Inventories                                20,426            5,817                              26,243
  Deferred income taxes                       1,092              661                               1,753
  Prepaid expenses and other                  3,964              465                               4,429

      Total current assets                   97,048           17,884              (300)          114,632

Property, plant, and equipment, net          94,433           18,692                             113,125

Other assets                                  3,764              396              (253) (b)        3,805
                                                                                  (102) (c)

Goodwill and intangibles, net                21,417           14,907           16,467   (d)       52,791

Total Assets                               $216,662         $ 51,879         $ 15,812           $284,353


LIABILITIES AND SHAREHOLDERS'
   EQUITY

Current liabilities

  Short-term borrowings                   $   7,000       $        0       $                   $   7,000
  Current maturities of long-term debt          121            2,634            (2,604) (e)          151
  Accounts payable                           21,894            3,802                              25,696
  Book overdraft                              3,812                0                               3,812
  Accrued expenses
    Compensation                              8,871            1,857                              10,728
    Other                                    10,834            1,298                              12,132
    Income taxes                                897               41              (960) (f)        (22)

      Total current liabilities              53,429            9,632            (3,564)           59,497

Long-term debt                               43,765           38,604           (35,712) (e)    102,728
                                                                               56,000   (g)
                                                                                   71   (c)

Other long-term liabilities                   8,495              240                               8,735

Deferred income taxes                         4,641            2,420                               7,061

Shareholders' equity                        106,332              983              (983) (h)      106,332

Total Liabilities and Shareholders' Equity $216,662         $ 51,879         $ 15,812           $284,353

See Notes to Pro Forma Consolidated Financial Statements.

                           Cadmus Communications Corporation and Subsidiaries
                         Pro Forma Consolidated Statement of Income (Unaudited)

                                For the Nine Months Ended March 31, 1996

                                                                            Historical                            Pro Forma
(In thousands, except per share data)                Cadmus                Lancaster             Adjustments        Pro Forma
Net sales                                  $244,870         $ 43,872       $                    $288,742

Operating expenses

    Cost of sales                           188,469           34,202              (450) (i)      222,221

    Selling and administrative               44,411            3,625                              48,036

                                            232,880           37,827              (450)          270,257

Operating income                             11,990            6,045              450             18,485

Interest and other (income) expenses

    Interest                                  3,772            2,954            2,805  (j)         7,050
                                                                                (2,504)(k)
                                                                                   23  (l)

    Other, net                                  141              853               69  (m)         1,063

                                              3,913            3,807              393              8,113

Income before income taxes and

    extraordinary item                        8,077            2,238               57             10,372

Income taxes                                  3,071              992               22  (n)         4,085

Income before extraordinary item          $   5,006        $   1,246        $      35          $   6,287


Earnings per share before extraordinary
      item                                $      .69                                           $     .86

Average common shares outstanding               7,299                                              7,299

See Notes to Pro Forma Consolidated Financial Statements.

                           Cadmus Communications Corporation and Subsidiaries
                         Pro Forma Consolidated Statement of Income (Unaudited)

                                    For the Year Ended June 30, 1995

                                                                           Historical                             Pro Forma
(In thousands, except per share data)                Cadmus               Lancaster*            Adjustments        Pro Forma

Net sales                                  $279,641         $  52,882       $                  $332,523

Operating expenses

    Cost of sales                           209,415            38,018               (600) (i)   246,833

    Selling and administrative               52,172             6,592                            58,764

                                            261,587            44,610               (600)       305,597

Operating income                             18,054             8,272               600          26,926

Interest and other (income) expenses

    Interest                                  5,351             4,588             3,738  (j)      9,650
                                                                                  (4,057)(k)
                                                                                     30  (l)

    Other, net                                   21               686                98  (m)        805

                                              5,372             5,274               (191)        10,455

Income before income taxes and

    extraordinary item                       12,682             2,998               791          16,471

Income taxes                                  5,203             1,566               311  (n)      7,080

Income before extraordinary item          $   7,479         $   1,432         $     480       $   9,391


Earnings per share before extraordinary
      item                                $     1.21                                          $   1.52

Average common shares outstanding               6,195                                             6,195


* For the year ended March 31, 1995


See Notes to Pro Forma Consolidated Financial Statements.

                           Cadmus Communications Corporation and Subsidiaries
                          Notes to Pro Forma Consolidated Financial Statements

                                               (Unaudited)

1.  Basis of Reporting

The following unaudited pro forma consolidated balance sheet (the "Balance Sheet") as of March 31, 1996, and the pro forma consolidated statements of income for the nine months ended March 31, 1996 and for the year ended June 30, 1995 (the "Statements of Income"), give effect to the acquisition by Cadmus Journal Services, Inc., a wholly-owned subsidiary of Cadmus Communications Corporation ("Cadmus" or the "Company"), of all the outstanding stock of Lancaster Press, Inc. ("Lancaster"), on May 21, 1996, for total consideration, including transaction costs, of approximately $58.7 million. The acquisition has been accounted for using the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities were recorded at their fair value with the excess of the purchase price over the fair value of identifiable net assets acquired recorded as goodwill.

The Balance Sheet presents the financial position of the Company and Lancaster as of March 31, 1996, assuming that the acquisition occurred as of that date. The Statements of Income have been prepared assuming the acquisition occurred as of the beginning of the periods presented.

The unaudited pro forma consolidated financial statements are provided for informational purposes only, and are not necessarily indicative of the past or future results of operations or financial position of the Company that would have occurred had the acquisition been consummated on the respective dates assumed. The unaudited pro forma consolidated financial statements have been prepared on the basis of preliminary estimates of the fair value of the assets and liabilities acquired.

2.  Pro Forma Consolidated Balance Sheet - Pro Forma Adjustments

The Pro Forma Consolidated Balance Sheet gives effect to the adjustments described below. (a) To record accounts receivable at the estimated fair market value. (b) To write-off Lancaster's pension asset in order to reflect the pension plan accumulated benefit obligation over the fair value of the pension plan assets.

(c) To write-off unamortized debt discount and deferred debt issuance costs related to debt which was repaid in connection with the acquisition (see Note e).

(d) To record $31.4 million of new goodwill related to the acquisition; and, to write-off Lancaster's $14.9 million of historical goodwill.

(e) To reflect the repayment of debt owed to the sellers in accordance with the purchase agreement.

(f)  To record the tax benefit resulting from the transaction.

(g) To record borrowings used to fund the acquisition. The borrowings were made under the Company's revolving credit facility with its banks. The $56.0 million of borrowings used to acquire Lancaster consisted of a $30.0 million term loan with an effective interest rate of 7.2%, and $26.0 million of variable rate financing based on LIBOR.

(h)  To eliminate the equity of Lancaster.

3.  Pro Forma Consolidated Statements of Income - Pro Forma Adjustments

The Pro Forma Consolidated Statements of Income for the nine months ended March 31, 1996 and for the year ended June 30, 1995, give effect to the adjustments described below. (i) To record a reduction in depreciation expense based on the estimated remaining useful lives of property, plant and equipment acquired.

(j)  To record interest expense associated with acquisition debt.

(k) To reflect the reduction of interest expense (including the amortization of debt discount and deferred debt issuance costs) for the repayment of debt to the sellers in accordance with the purchase agreement.

(l) To reflect the amortization of deferred debt issuance costs associated with the borrowings used to fund the acquisition.

(m) To record the amortization of the cost in excess of the fair market value of the net assets acquired which was generated by applying the purchase method of accounting for the acquisition. This includes the removal of Lancaster's historical goodwill amortization of $.5 million and $.7 million (for the nine months ended March 31, 1996 and year ended June 30, 1995, respectively) and the addition of $.6 million and $.8 million (for the nine months ended March 31, 1996 and year ended June 30, 1995, respectively) in new goodwill amortization.

     The amortization period for the new goodwill is forty years.

(n) To record income tax expense on the pro forma adjustments at a statutory rate of 38.5% and 39.3% for the nine months ended March 31, 1996 and for the year ended June 30, 1995, respectively.

                              Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized August 5, 1996.

By:      /s/ C. Stephenson Gillispie, Jr.

       ----------------------------------------------------

         C. Stephenson Gillispie, Jr.
         Chairman, President, and Chief Executive Officer